SERVICE AGREEMENT

This Agreement is entered into as the 16th day of December, 1999, between J. &
W. Seligman & Co. Incorporated (the "Manager"), a Delaware corporation, and Preferred Life Insurance Company of New York (the "Company"), a life insurance company organized under the laws of New York.

WHEREAS, the Manager serves as the investment manager to Seligman Portfolios, Inc. (the "Fund"), an open-end management investment company organized as a Maryland corporation and registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940 (the "1940 Act").

WHEREAS, the Company desires to provide certain shareholder services to certain owners of variable annuity contracts issued by the Company ("Owners") in connection with their investment in the series of the Fund listed on Schedule A hereto (each a "Portfolio"); Accordingly, the parties hereto agree as follows:

1.       Services of the Company

(a) The Company shall provide any combination of the following support services, as agreed upon by the parties from time to time, to Owners who invest in the Portfolios: printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials related to the Portfolios to existing Owners; providing facilities to answer questions from existing Owners about the Portfolios; receiving and answering correspondence; providing information to the Manager and to Owners with respect to shares of the Portfolios attributable to Owner accounts; complying with federal and state securities laws pertaining to the sale of shares of the Portfolios; and assisting Owners in completing application forms and selecting dividend and other account options.

(b) The Company will provide such office space and equipment, telephone facilities, and personnel as may be reasonably necessary or beneficial in order to provide such services to Owners.

(c) The Company will furnish to the Manager, the Fund or their designees such information as the Manager may reasonably request, and will otherwise cooperate with the Manager in the preparation of reports to the Fund's Board of Directors concerning this Agreement, as well as any other reports or filing that may be required by law.

2.       Maintenance of Records

Each party shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services described herein. Upon the reasonable request of Manager or the Fund, the Company will provide the Manager, the Fund or the representative of either, copies of all such records.

3.       Compliance with Law

At all times, the Company shall comply with all laws, rules and regulations applicable to it by virtue of entering into the Agreement. At all times, Manager shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement.

4.       Relationship of Parties

It is understood and agreed that all services performed hereunder by the Company shall be as an independent contractor and not as an employee or agent of the Manager, the Fund or any of the Portfolios, and neither of the parties shall hold itself out as an agent of the other party with the authority to bind such party.

5.       Expenses

The Company or its affiliates shall bear all expenses of printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials relating to the Portfolios to prospective and existing Owners and of servicing Owners and providing the services set forth in
Section 1 of this Agreement.

6.       Compensation

The Manager shall pay the Company for the services to be provided by the Company under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto, as such Schedule may be amended from time to time.

7.       Representations, Warranties and Agreements

(a) Each party represents and warrants that it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation, or other entity.

(b)      The Company represents and warrants that:


(i) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

(ii) the arrangement provided for in this Agreement, including the amount of the fee received by the Company, will be timely disclosed to the Owners to the extent required by applicable law; and

(iii) the performance of the duties and obligations and provision of services by Company as described in this Agreement and the receipt of the fees as provided in this


         Agreement will not violate state insurance law, the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended, federal or state securities laws, or any other applicable law.

(c)      Manager represents and warrants that:

(i) it is registered as an investment adviser under the Investment Advisers Act of 1940, and any applicable state securities law;

(ii) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement, and

(iii) the performance of the duties and obligations by the Manager as described in this Agreement will not violate federal or state securities laws, or any other applicable law.

8.       Indemnification

(a) The Company agrees to indemnify the Manager and its affiliates, and their directors, employees and agents for any loss (including without limitation, litigation costs and expenses and attorneys' and experts' fees and expenses) resulting from: (i) the grossly negligent or willful act, omission or error of the Company or its affiliates; (ii) any breach by the Company of this Agreement; or (iii) the inaccuracy or breach of any representation made by the Company in this Agreement.

(b) The Manager agrees to indemnify the Company and its affiliates, and their directors, employees and agents for any loss (including without limitation, litigation costs and expenses and attorneys' and experts' fees and expenses) resulting from: (i) the grossly negligent or willful act, omission or error of the Manager or its affiliates; (ii) any breach by the Manager of this Agreement; or (iii) the inaccuracy or breach of any representation made by Manager in this Agreement.

9.       Termination

(a) Unless sooner terminated with respect to any Portfolio, this Agreement will continue with respect to a Portfolio until terminated.

(b) This Agreement will automatically terminate with respect to a Portfolio in the event of its assignment (as such term is defined in the 1940
         Act) with respect to such Portfolio. This Agreement may be terminated with respect to any Portfolio by the Manager or by the Company without penalty, upon 60 days' prior written notice to the other party.

(c)      Section 7 shall survive termination of this Agreement.

10.      Assignment

This Agreement, including Schedules A and B, may be amended, and the terms of this Agreement, including Schedules A and B, may be waived, only by a writing signed by each of the parties.

11.      Non-Exclusivity

Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

12.      General

All notices and other communications to either the Company or the Manager will be duly given if mailed, telegraphed or telecopied to the address set forth below, or at such other address as either party may provide in writing to the other party.

If to the Manager:
100 Park Avenue
New York, New York 10017
Attn: General Counsel, Law & Regulation

If to the Company:
Preferred Life Insurance Company of New York 152 West 57th Street
18th Floor
New York, New York 10018 Attn: Eugene Long

13.      Counterparts

This Agreement may be executed in any number of counterparts which all together shall constitute one instrument.

14.      Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements fully executed and to be performed therein, exclusive of conflicts of laws.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

J. & W. SELIGMAN & CO. INCORPORATED By: /s/ Brian T. Zino Name: Brian T. Zino
Title: President

PREFERRED LIFE INSURANCE COMPANY OF NEW YORK

By:  /s/ Michael T. Westermeyer
Name:  Michael T. Westermeyer
Title:  Secretary


                                   SCHEDULE A
                                   PORTFOLIOS

Seligman Henderson Global Technology Portfolio
Seligman Small-Cap Value Portfolio

                                       A-1
                                   SCHEDULE B
                                  COMPENSATION

The Company shall receive a fee from the Manager calculated at an annual rate of ..25% of each Portfolios' average daily net assets attributable to shares of the Portfolio beneficially owned by Owners.